Goodwin Procter LLP Counselors at Law 1900 N Street NW Washington, DC 20036 T: 202.346.4000 F: 202.346.4444

October 26, 2022

Advanced Series Trust

655 Broad Street

6th Floor

Newark, New Jersey 07102

Re:	Advanced Series Trust (“Registrant”) Form N-1A; Post-Effective Amendment No. 191 to the Registration Statement under the Investment Company Act of 1940 (the “Amendment”)

Ladies and Gentlemen:

We provided an opinion to the Registrant dated April 25, 2005 (the “Opinion”), which the Registrant filed as an exhibit to its Registration Statement filed April 29, 2005.

We consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Amendment and the incorporation by reference of the Opinion as an exhibit to the Amendment.  We also consent to the reference in the Registration Statement to the Trust to the fact that Goodwin Procter LLP serves as counsel to the Trust and has provided the Opinion.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP